Exhibit 10.1
ACE Limited
Outside Directors Compensation Parameters
August 2013

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Annual Retainer Fee of $260,000. Paid $160,000 in restricted stock and $100,000 cash or, at the election of the director, $260,000 in restricted stock. Includes expectation of service on up to two committees (not counting service on Executive Committee). No fees are payable for regular board or committee meetings.

•	Annual premiums for committee chairs and lead director:

—     Audit–$25,000
—     Compensation–$20,000
—     Risk & Finance–$15,000
—     Nominating & Governance–$12,000
—     Lead director–$50,000

•	Annual premiums for selected committee service (non-chair): None.

•	Committee chair and lead director service premiums are payable in cash quarterly or, at the election of the director, in restricted stock annually.

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Meeting fees for “special” meetings (required to consider transactions or other special circumstances, as determined jointly by the Lead Director and Chairman): $2,000 per telephone meeting, $3,000 for ‘in person’ meetings. Payable in cash quarterly.

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Restricted stock will be awarded at beginning of the plan year (i.e. the date of the Annual General Meeting) and become non-forfeitable at end of the plan year, provided that the grantee has remained an ACE director continuously during that plan year. Increases shall be paid on a pro-rated basis, based on date of award.